Exhibit 99.1

Investor Relations Contact	Press Contact
Barbara Domingo	Shannon Mangum Henderson
Align Technology, Inc.	Ethos Communication, Inc.
(408) 470-1000	(678) 417-1767
investorinfo@aligntech.com	shannon@ethoscommunication.com

ALIGN TECHNOLOGY, INC. ADOPTS STOCKHOLDER RIGHTS PLAN

Santa Clara, California, October 26, 2005.  Align Technology, Inc. (Nasdaq: ALGN), the inventor of Invisalign®, a proprietary method of straightening teeth without wires and brackets, announced today that its board of directors has adopted a stockholder rights plan.  Under the plan, Align will issue a dividend of one right for each share of its common stock held by stockholders of record as of the close of business on November 22, 2005.

The stockholder rights plan is designed to guard against partial tender offers and other coercive tactics to gain control of the company without offering a fair and adequate price and fair terms to all of Align’s stockholders.  The plan was not adopted in response to any efforts to acquire the company, and the company is not aware of any such efforts.

Each right will initially entitle stockholders to purchase a fractional share of the company’s preferred stock for $37.00.  However, the rights are not immediately exercisable and will become exercisable only upon the occurrence of certain events.  If a person or group acquires, or announces a tender or exchange offer that would result in the acquisition of, 15% or more of Align’s common stock while the stockholder rights plan remains in place, then, unless the rights are redeemed by Align for $0.001 per right, the rights will become exercisable by all rights holders except the acquiring person or group for shares of Align or shares of the third-party acquirer having a value of twice the right’s then-current exercise price.  Further details of the plan are outlined in a letter that will be mailed to stockholders as of the record date as well as in Align’s filings with the Securities and Exchange Commission.

About Align Technology, Inc.

Align Technology designs, manufactures and markets Invisalign, a proprietary method for treating malocclusion, or the misalignment of teeth. Invisalign corrects malocclusion using a series of clear, nearly invisible, removable appliances that gently move teeth to a desired final position. Because it does not rely on the use of metal or ceramic brackets and wires, Invisalign significantly reduces the aesthetic and other limitations associated with braces. Invisalign is appropriate for treating adults and older teens. Align Technology was founded in March 1997 and received FDA clearance to market Invisalign in 1998.

To learn more about Invisalign or to find a certified Invisalign doctor in your area, please visit www.invisalign.com or call 1-800-INVISIBLE.

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